UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

W&T Offshore, Inc.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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W&T OFFSHORE, INC.

Supplement to the Proxy Statement
for the Annual Meeting of Shareholders
to be held Wednesday, June 14, 2023

This Supplement to the Proxy Statement, dated May 23, 2023 (this “Supplement”), supplements the definitive proxy statement filed by W&T Offshore, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 1, 2023 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2023 Annual Meeting of Shareholders, scheduled to be held on Wednesday, June 14, 2023, at 8:00 a.m. Central Daylight Time by live webcast at www.virtualshareholdermeeting.com/WTI2023 (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about May 23, 2023. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement updates, and to the extent inconsistent therewith, supersedes, the disclosure in the Proxy Statement to reflect that the New York Stock Exchange (“NYSE”) informed the Company on May 12, 2023, that Proposal 5 in the Proxy Statement, which seeks shareholder approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.00001 per share, from 200,000,000 to 400,000,000 (“Proposal 5”), is a “routine” matter, eligible for discretionary voting by brokers and other nominees under the NYSE rules. The Proxy Statement previously advised shareholders that a broker non-vote would have the same effect as voting “AGAINST” Proposal 5. However, because Proposal 5 has been ruled a “routine” matter, brokers will have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there may be no broker non-votes with respect to this proposal.

Pursuant to the NYSE rules, if you hold your shares through a broker or other nominee (i.e., in “street name”) and do not instruct such broker or other nominee on how to vote your shares, your broker or other nominee is not permitted to vote your shares in its discretion on “non-routine” matters as determined by the NYSE but is permitted to vote your shares in its discretion on “routine” matters as determined by the NYSE.

Accordingly, if your shares are held in street name and you do not submit voting instructions, under NYSE rules, your broker or other nominee can vote your shares on Proposal 5. At least a two-thirds majority of the shares of the Company’s common stock outstanding and entitled to vote must vote “FOR” Proposal 5 for it to be approved. Abstentions and failing to vote have the same effect as votes “AGAINST” the proposal.

The first and second paragraphs in the subsection titled “The Annual Meeting—Voting Rights and Solicitation” on page 10 of the Proxy Statement are hereby revised in their entirety to read as follows:

Only shareholders of record at the close of business on April 20, 2023 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 146,460,902 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding equity securities of the Company. The holders of issued and outstanding shares of Common Stock representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the inspector of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of common stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 4 (Ratification of the Appointment of Independent Accountants) and Proposal 5 (Amendment to the Articles of Incorporation to Increase the Company’s Authorized Share Capital) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal 1 (Election of Directors), Proposal 2 (Frequency of Future Advisory Votes to Approve the Compensation of Named Executive Officers), Proposal 3 (Advisory Vote on Executive Compensation), Proposal 6 (Amendment to the Articles of Incorporation to Eliminate Supermajority Voting Requirements), Proposal 7 (Amendment to the Articles of Incorporation to Provide Shareholders the Ability to Amend the Bylaws), Proposal 8 (Amendment to the Articles of Incorporation to Lower the Ownership Threshold Required for Shareholders to Call a Special Shareholder Meeting), Proposal 9 (Amendment to the Articles of Incorporation to Provide Shareholders the Ability to Act via Written Consent) and Proposal 10 (Approval of the W&T Offshore, Inc. 2023 Incentive Compensation Plan) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

In addition, the fifth bullet point in the fourth paragraph in the subsection titled “The Annual Meeting—Voting Rights and Solicitation” on page 11 of the Proxy Statement is hereby revised in its entirety to read as follows:

Proposal 5 (Amendment to the Articles of Incorporation to Increase the Company’s Authorized Share Capital): The affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the amendment to the Articles of Incorporation to increase the Company’s authorized share capital. An abstention has the same effect as voting “AGAINST” the proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there may be no broker non-votes with respect to this proposal.

In addition, the first paragraph in the subsection titled “Required Vote” on page 26 of the Proxy Statement is hereby revised in its entirety to read as follows:

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock is required to approve the Authorized Capital Amendment. An abstention has the same effect as voting “AGAINST” the Authorized Capital Amendment. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there may be no broker non-votes with respect to this proposal.

Except to the extent described in this Supplement, none of the items or information contained in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement in their entirety. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. From and after the date of this Supplement, all references to the “proxy statement” are to the Proxy Statement as supplemented hereby.

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